Exhibit 8.2

Davis Polk & Wardwell llp 450 Lexington Avenue New York, NY 10017 davispolk.com

December 4, 2025

Re: Registration Statement on Form S-4 Qorvo, Inc. 7628 Thorndike Road Greensboro, North Carolina 27409

Ladies and Gentlemen:

We have acted as counsel for Qorvo, Inc., a Delaware corporation (“Qorvo”), in connection with (i) the Mergers, as defined and described in the Agreement and Plan of Merger dated as of October 27, 2025 (the “Merger Agreement”) by and among Skyworks Solutions, Inc., a Delaware corporation (“Skyworks”), Comet Acquisition Corp., (“Merger Sub I”), a Delaware corporation and a wholly owned, direct subsidiary of Skyworks, Comet Acquisition II, LLC, a Delaware limited liability company and a direct wholly owned Subsidiary of Skyworks (“Merger Sub II” and together with Merger Sub I, the “Merger Subs”) and Qorvo, and (ii) the preparation and filing of the related Registration Statement on Form S-4 (the “Registration Statement”), which includes the joint proxy statement/prospectus of Qorvo and Skyworks (the “Proxy Statement/Prospectus”), filed with the Securities and Exchange Commission (the “Commission”). Unless otherwise indicated, each capitalized term used herein has the meaning ascribed to it in the Merger Agreement.

In connection with this opinion, we have examined the Merger Agreement, the Registration Statement, the Proxy Statement/Prospectus, the representation letter of Qorvo, dated as of today, and the representation letter of Skyworks (on behalf of itself and the Merger Subs), dated as of today, each delivered to us for purposes of this opinion (the “Representation Letters”), and such other documents as we have deemed necessary or appropriate in order to enable us to render our opinion. In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents. While we do not have any knowledge that any statement contained in the Representation Letters is untrue, incorrect or incomplete in any respect, we have not undertaken any independent investigation of any factual matter set forth in the Representation Letters or any of the other foregoing documents. The opinions expressed herein are based upon existing statutory, regulatory and judicial authority, any of which may be changed at any time with retroactive effect. For purposes of this opinion, we have assumed, with your permission, that (i) the Mergers will be consummated in the manner described in the Merger Agreement and the Proxy Statement/Prospectus, (ii) the statements concerning the Mergers set forth in the Merger Agreement and the Proxy Statement/Prospectus are true, complete and correct and will remain true, complete and correct at all times up to and including the Effective Time, (iii) the representations made by Qorvo and Skyworks in their respective Representation Letters are accurate and complete and will remain accurate and complete at all times up to and including the Effective Time, and (iv) any representations made in the Merger Agreement or the Representation Letters “to the knowledge of,” based on the belief of Qorvo or Skyworks or similarly qualified are true, complete and correct and will remain true, complete and correct at all times up to and including the Effective Time, in each case without such qualification. We have also assumed that the parties have complied with and, if applicable, will continue to comply with, the obligations, covenants, and agreements contained in the Merger Agreement. In addition, our opinion is based solely on the documents that we have examined, the additional information that we have obtained, and the representations made by Qorvo and Skyworks referred to above, which we have assumed will be true as of the Effective Time.

Based upon the foregoing, and subject to the assumptions, limitations and qualifications set forth herein, it is our opinion that the Mergers, taken together, will be treated for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code.

We express our opinion herein only as to those matters specifically set forth above and no opinion should be inferred as to the tax consequences of the Mergers under any state, local or foreign law, or with respect to other areas of U.S. federal taxation. We are members of the Bar of the State of New York, and we do not express any opinion herein concerning any law other than the federal law of the United States.

The opinions expressed herein have been rendered at your request, are solely for your benefit in connection with the Mergers and may not be relied upon by you in any other manner or by any other person and may not be furnished to any other person without our prior written approval.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and further consent to the reference to our name under the captions “Legal Matters” and “U.S. Federal Income Tax Consequences of the Mergers” in the Proxy Statement/Prospectus. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Davis Polk & Wardwell LLP

December 4, 2025	2